Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-10) of VersaBank for the registration of Debt Securities (unsubordinated indebtedness), Debt Securities (subordinated indebtedness), Common Shares, Preferred Shares, Subscription Receipts, and Warrants, of our report dated December 12, 2023 with respect to the consolidated financial statements of VersaBank as of and for the year ended October 31, 2023, included as Exhibit 99.2 in its Annual Report on Form 40-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

London, Canada

November 7, 2024